Exhibit 5.1

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Blvd., Suite 305

Palm Beach Gardens, FL 33410

September 19, 2025

Cocrystal Pharma, Inc.

19805 N. Creek Parkway

Bothell, Washington 98011

Attention: Mr. James Martin, Co-Chief Executive Officer and Chief Financial Officer

Dear Mr. Martin:

You have requested our opinion with respect to certain matters in connection with the sale by Cocrystal Pharma, Inc., a Delaware corporation (the “Company”) of 5,736,773 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) pursuant to the Company’s Registration Statement on Form S-1 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Securities Act”). The Registration Statement relates to the issuance and sale from time to time by the Company of shares of the Company’s common stock issuable upon exercise of outstanding warrants to purchase Common Stock (the “Warrants”). The Warrants were issued in a private placement offering which occurred concurrently in connection with a registered direct offering of our common stock and consist of (i) 5,529,420 Warrants issued to certain accredited investors who participated in such offering and (ii) 207,353 Warrants issued as consideration to the placement agent in such offering.

In connection with this opinion, we have examined such documents and such matters of fact and law as we have deemed necessary as a basis for this opinion, including, but not limited to, (i) the Registration Statement; (ii) the forms of Warrants; (iii) the Company’s Certificate of Incorporation, as amended; (iv) the Company’s Bylaws; and (v) certain resolutions of the Board of Directors of the Company. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered against payment of the consideration therefor specified in the Warrants, will be validly issued, fully paid and non-assessable.

This opinion is being furnished to you for submission to the SEC as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the SEC on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the SEC.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Nason, Yeager, Gerson, Harris & Fumero, P.A.
Nason, Yeager, Gerson, Harris & Fumero, P.A.